Exhibit 10.1

EXCLUSIVE DISTRIBUTION AND SUPPLY AGREEMENT

This Exclusive Distribution and Supply Agreement (this “Agreement”) is entered into as of June 20, 2016 by and among Milestone Scientific, Inc. (“Milestone”, but solely for the purposes of Section 1.1(b) and Section 13.2), Wand Dental, Inc. (“Supplier”) and Henry Schein, Inc. (“HSI”).

1.	Appointment and Term.

1.1     (a) Subject to the terms and conditions of this Agreement, Supplier hereby appoints HSI as its exclusive distributor of the products listed on Exhibit A and any present or future products that are similar to or that compete with such products and all modifications, variations, enhancements, improvements and advances thereto and products or developments ancillary or related thereto, other than CompuDent products (“Products”) in any and all segments of the dental market (including, without limitation, dental practitioners, group dental practices, academic institutions dental departments, local, state and federal government, Indian Health, community health centers and correctional institutions) in United States and Canada (the “Territory”), and HSI hereby accepts such appointment. Subsidiaries of HSI may, at the direction of HSI, exercise any of the rights, or assume any of the duties, of HSI hereunder, provided that HSI shall be responsible for the performance of, and the adherence to this Agreement by, any such subsidiaries. Supplier agrees not to sell or otherwise distribute the Products in the Territory during the Term (as defined below), either directly or through a subsidiary, affiliate or third party. The exclusive distribution rights granted to HSI under this Section 1.1(a) are hereafter referred to as the “Exclusivity Rights”).

(b)     During the Term (as defined below) and Post-Term Period (as defined below), Milestone hereby agrees and covenants not to sell or otherwise distribute, either directly or through a subsidiary, affiliate or third party, any products that compete with the Products.

1.2     Subject to Section 1.3 below, the initial term of this Agreement shall be 10 years from the date hereof (the “Initial Term”), which shall thereafter automatically renew for successive one year terms (“Renewal Terms”) unless either party gives written notice to the other of its intent not to renew this Agreement at least 90 days prior to expiration of the Initial Term or a Renewal Term, as applicable, or unless otherwise terminated in accordance with this Agreement. The Initial Term and all Renewal Terms are collectively referred to as the “Term”.

1.3     In the event that Supplier elects to terminate HSI's Exclusivity Rights in accordance with the terms of this Agreement, the Term shall be amended and/or extended as follows:

1.3.1     If the Exclusivity Termination Date for Purchase Targets (as defined below) occurs, then HSI’s distribution rights will become non-exclusive as of the Exclusivity Termination Date for Purchase Targets and the Term of this Agreement shall end on the second anniversary of such Exclusivity Termination Date for Purchase Targets.

1.3.2     If the Exclusivity Termination Date for EPS Target occurs, then HSI's distribution rights will become non-exclusive as of the Exclusivity Termination Date for EPS Target and the Term of this Agreement shall end on the first anniversary of the Exclusivity Termination Date for EPS Target.

2.             Minimum Annual Purchase Targets. Subject to the terms and conditions of this Agreement, HSI shall purchase from Supplier the minimum dollar amount of Products with respect to each calendar year set forth in Exhibit B (the “Minimum Annual Purchase Targets”), it being understood that for the period from the date hereof until December 31, 2017, there are no Minimum Annual Purchase Targets. On or after November 1rst (but no earlier than November 1) of each calendar year, if Supplier has reasonable grounds (based on HSI's purchasing history in such calendar year) to believe that HSI may fail to purchase the Minimum Annual Purchase Targets in that calendar year, Supplier may send HSI written notice of HSI’s potential failure to satisfy such year’s Minimum Annual Purchase Targets. HSI shall have until the date that is the later of (i) December 31rst of such calendar year and (ii) thirty (30) days after such notice is received by HSI (the “Cure Date”) to cure by purchasing a dollar amount of Product at least equal to the Shortfall. “Shortfall” shall mean, with respect to each calendar year, the difference between the Minimum Annual Purchase Target for the applicable calendar year and the dollar amount of Products purchased by HSI as of December 31rst of the applicable calendar year. In the event that HSI fails to purchase a dollar amount of Product at least equal to the Shortfall by the applicable Cure Date, HSI shall lose the Exclusivity Rights conferred upon it as of such Cure Date (the “Exclusivity Termination Date for Purchase Targets”) under this Agreement in the Territory and shall thereupon become a non-exclusive distributor of the Products in the Territory with the Term governed by section 1.3. In the event there occurs any supply disruptions or delays, legal or regulatory issues or delays with respect to the Products, adverse publicity regarding the Products or other extraordinary events affecting the supply or demand for the Products during any calendar year during the Term, HSI and Supplier will negotiate in good faith a reasonable adjustment to the Minimum Annual Purchase Targets with respect to the affected calendar year. HSI’s loss of Exclusivity Rights shall be Supplier’s sole remedy for HSI’s failure to meet the Minimum Annual Purchase Targets. HSI shall issue Supplier standard monthly product sales reports in HSI's standard format on its vendor portal.

3.	Pricing.

3.1     Supplier agrees to sell to HSI, and HSI agrees to purchase from Supplier, the Products at the initial prices indicated on Exhibit A. All prices are expressed in U.S. dollars and are exclusive of any sales or excise taxes. Supplier may only increase any of the prices for the Products on at least 90 days’ prior written notice to HSI; provided that prices shall not be increased during the first year of the Term. If an increase in the price for any of the Products becomes effective after Supplier accepts an order for such Products, but before Supplier has shipped the Products ordered, the price that HSI will pay for the Products will be the price in effect when the Supplier accepted HSI’s order for the Products. Supplier may decrease the prices for the Products at any time and will promptly notify HSI of any price decrease. If the price for Products is decreased after Supplier accepts an order for such Products, but before Supplier has shipped the Products ordered, the price HSI will pay for the Products will be the price in effect when Supplier ships the Products.

3.2     Supplier shall at all times during the Term provide the Products to HSI at the lowest Total Cost (as defined below) that such Products are offered by Supplier to any third party in equal or smaller quantities in the Territory. In the event Supplier offers a lower Total Cost for any Products (or other products substantially the same as the Products, not including 220 Volt Instruments) to a third party which are intended for distribution in the Territory, then Supplier agrees to promptly offer such lower Total Cost to HSI. In the event that the Supplier does not promptly offer such lower Total Cost to HSI, HSI can purchase the Product from another third party and each such purchase shall count towards Minimum Annual Purchase Target. “Total Cost” means the net cost to the buyer of the applicable goods and services, taking into account, among other things, factors such as price, financing terms, shipping costs, insurance, regulatory fees, sales support spending, marketing materials, national and cooperative advertising spending, end-user incentives, rebates and technical support.     HSI shall notify Supplier promptly in writing if any Products are offered to HSI at a lower cost by any third party.

3.3     At the written request of HSI, Supplier will provide HSI with up to 150 demo units of the Wand STA Instrument (the “Demo Units”) per calendar year for HSI's dental centers at a 25% discount. Such Demo Units may include refurbished units. The amount paid by HSI to Supplier for such Demo Units shall be included in the computation of Minimum Annual Purchase Targets. Supplier will, at its cost and expense, re-calibrate and re-certify each Demo Unit prior to the sale of such Demo Unit to HSI. At the written request of HSI (which can be via e-mail), Supplier will also, at its cost and expense, provide HSI with up to four (4) boxes of STA Handpieces (box of 50) per EPS Representative (as defined below) and per dental hygienist per quarter for training and use in the field, it being agreed and understood that none of such handpieces shall be sold or given away, directly or indirectly, by HSI or any HSI sales representative.

4.	Orders; Shipping and Payment Terms.

4.1     HSI shall order Products from Supplier by submitting a purchase order indicating the desired quantity, shipment date (which shall be no earlier than two (2) business days from the date of submission), and delivery location. The submission of any purchase order with a firm shipment date in accordance with this Agreement by HSI shall constitute a purchase by HSI for purposes of meeting the Minimum Annual Purchase Targets set forth herein; provided that it is agreed and understood that if HSI's shipment carrier does not pick up the Product by December 15th of the calendar year in which the applicable purchase order was placed, Supplier may arrange its own shipment carrier to ship the Product and the applicable shipping charges shall be reimbursed by HSI. In order for a purchase order to constitute a purchase by HSI for purposes of meeting the applicable Minimum Annual Purchase Target for any calendar year, the ship date specified on the purchase order must have a ship date no later than December 31 of such calendar year (otherwise it will count as a purchase by HSI for purposes of meeting the Minimum Annual Purchase Target in the immediately subsequent calendar year).

4.2     All shipments of Products (other than drop shipments directly from Supplier to HSI’s customers which shall be shipped FOB Destination with risk of loss and title to the Products to pass to HSI's customers at the time of delivery to such HSI customer) shall be shipped EXW, Wand Dental Dock, Abbotstown, PA, (Incoterms 2010) and risk of loss and title to the Products shall pass to HSI upon shipment. Supplier shall endeavor to use HSI's designated shipper. HSI and Supplier agree and acknowledge that while it is HSI's intent to stock the Product and ship to HSI's customers from HSI's distribution centers, from time to time, HSI may request that Product be drop shipped directly to one or more of HSI's customers and Supplier will use commercially reasonable efforts to fulfill such request.

4.3     The amounts payable under purchase orders shall be due and payable within thirty (30) days from the date of HSI’s receipt of such Supplier invoice. All payments shall be made in U.S. dollars. No invoice may be issued prior to Supplier’s shipment of the Products ordered.

4.4     Supplier agrees to deliver Products as soon as commercially practicable after receipt of a purchase order from HSI; provided that all Products ordered pursuant to a purchase order shall be delivered no later than 30 days after Supplier’s receipt of such purchase order (unless a later shipment date has been requested in such purchase order).

4.5     Each Product, upon delivery to HSI, shall have a shelf life of not less than 18 months from the date of delivery.

5.           Return Policy. Supplier shall promptly credit in full any amounts paid by HSI in respect of Products purchased, and returned by HSI. Supplier shall be responsible for all reasonable shipping costs associated with the return by HSI of Products due to a shipment in error (i.e. excess product received, wrong product received, etc.) (an “Incorrect Order”), a factory defect or if such Products were damaged prior to being shipped (each, a “Specified Return”). Amounts credited to HSI by Supplier for HSI's returns shall be deducted from the dollar amount of qualifying purchases included in the calculation of the Minimum Annual Purchase Target in the calendar year in which the credit is made; provided that, the parties agree and acknowledge that with respect to (i) Products returned to HSI by a customer of HSI, (ii) Products returned to Supplier under Section 7 and (iii) any Specified Returns, the amounts credited to HSI by Supplier will not in any way be deducted from the dollar amount of qualifying purchases included in any Minimum Annual Purchase Target calculation. Products shipped in replacement of defective or damaged Products which are returned to Supplier will not be included as a purchase in the calculation of the Minimum Annual Purchase Target to the extent the initial purchase is included in such calculation. For the avoidance of doubt, Products comprising an Incorrect Order which are returned to Supplier will not be included in the calculation of the Minimum Annual Purchase Target. Except for (i) Products returned to HSI by a customer of HSI and any Specified Returns, which shall be returned at any time, and (ii) Products returned to Supplier under Section 7, which must be returned within the time specified in Section 7, HSI will not submit other returns for Product to Supplier during the first quarter of any calendar year.

6.           Purchase Cancellations/Rescheduling. HSI may cancel or reschedule without charge, any Product to be delivered under any purchase order up to 2 business days prior to shipment by providing Supplier with notice of such cancellation or rescheduling electronically, by facsimile or by mail. There shall be no limit on the number of cancellations or rescheduled purchases.

7.            Product Discontinuance. Supplier agrees to notify HSI in writing (the “Notice”) at least 90 days prior to the date that Supplier intends to (i) introduce a new version of the Products, (ii) change the technology of the Products in any material respect or (iii) discontinue the distribution or sale of any Products. Notwithstanding anything to the contrary contained in this Agreement, Supplier shall have the option of reducing the amount of discontinued Products (which are the subject of the Notice) it sells to HSI, it being understood that Supplier will use commercially reasonable efforts to accommodate fulfillment of any purchase orders made for discontinued product at the request of a HSI customer. Furthermore, HSI may continue to sell such older versions or discontinued versions of the Products until its inventory is depleted. HSI may, at its option, within 60 days after its receipt of the Notice, return all older versions or discontinued versions of the Products remaining in its inventory for full credit from Supplier. Such credit shall not be deducted from the dollar amount of qualifying purchases included in the calculation of any Minimum Annual Purchase Target. Supplier shall pay all reasonable shipping costs associated with such return.

8.             Supplier Responsibilities. Supplier, at its expense, shall:

8.1     Provide HSI with such technical support, product literature and training on the Products as is reasonably necessary for HSI’s EPS Representatives (as defined below) to effectively market and sell the Products.

8.2     Provide three qualified and dedicated support staff members to handle virtual trainings, trade show support and technical support via phone and video training or such other means as is commercially reasonable. At the written request of HSI (which may be via e-mail), such support staff shall be promptly expanded to meet the business and customer requirements during the Term of this Agreement.

8.3     Be responsible for any actions or activities that are typically managed by the manufacturer of a Product, which responsibilities shall include, at a minimum, product management, product development, regulatory compliance, forecasting, providing warranties, technical service and returns, developing, providing and managing conventions and seminars, providing qualified presenters for seminars and webinars, procuring and developing key opinion leaders, developing and maintaining brand building, innovation and marketing materials (including in-office marketing materials), and providing sufficient demo stock and try-buy stock for a national program.

8.4     With respect to each calendar year during the Term, Supplier agrees to spend at least one hundred thousand dollars ($100,000) in respect of its annual trade journal and marketing expense budget, such budget to be reasonably increased as sales of the Product increase.

8.5     It is agreed and acknowledged by the parties that Supplier has previously provided HSI with Supplier’s existing customer list and information.

8.6     Use commercially reasonable efforts to ensure that Supplier’s customers in jurisdictions outside the Territory do not resell the Products into the Territory.

8.7     Require that any third party supplier or distributor appointed or engaged by Supplier or its affiliates to sell or promote the Products outside the Territory enter into a written agreement restricting such supplier or distributor from promoting or selling the Products in the Territory.

9.	HSI Responsibilities: HSI shall, at its cost and expense:

9.1     Provide a reasonable sales force, call centers and in-office training for the Products. HSI will endeavor to utilize (i) an exclusive products sales force of 14 representatives who are selling Supplier’s Products in the United States (each, a “EPS Representative”) no later than July 1, 2016 and (ii) a total of 25 EPS Representatives in the aggregate (which may include the 14 EPS Representatives to be utilized pursuant to clause 9.1(i) above) no later than July 1, 2017 (each of the targets listed in clause 9.1(i) and 9.1(ii) above, a “EPS Target”). In the event HSI does not (A) satisfy either of the EPS Targets, or (B) after satisfying both of the EPS Targets, HSI does not, for any nine consecutive month period, during the Term maintain at least 20 EPS Representatives (the “Ongoing EPS Target”), after written notice thereof from Supplier and HSI’s failure during the 30 day period after such notice to cure its failure to satisfy the applicable EPS Target or Ongoing EPS Target, as applicable, (each, an “Exclusivity Termination Date for EPS Target”) HSI shall lose the Exclusivity Rights conferred upon it under this Agreement in the Territory and shall thereupon become a non-exclusive distributor of the Products in the Territory for the Term set forth in Section 1.3. HSI’s loss of Exclusivity Rights shall be Supplier’s sole remedy for HSI’s failure to meet the EPS Targets or Ongoing EPS Target, as applicable.

9.2     Provided that HSI maintains its Exclusivity Rights under this Agreement, HSI agrees to provide Supplier with (i) internal marketing efforts with a value (based on HSI's standard rates and policies) of $250,000 per year to promote the Products in HSI's standard communication vehicles based on the then current media guide, (ii) a 50% discount on the standard Henry Schein National sales meeting and the Henry Schein special markets national sales meeting supplier fees relating to the display of Products (such discount shall not apply to per diem charges for any Supplier attendees), (iii) a HSI exclusives marketing manager assigned to the Product line and (iv) HSI's standard supplier’s report on a monthly basis, to be accessed via HSI's vendor portal at no charge to Supplier. In the event that HSI no longer maintains its Exclusivity Rights under this Agreement, Supplier shall not be entitled to receive any discounts on internal marketing vehicles or national sales meeting events or related activities, including the ones set forth in this Section 9.2.

9.3     To the extent permitted by law and HSI's contractual agreements, HSI shall inform Supplier promptly if it is contacted by any third parties offering any Products for sale to HSI.

10.          Warranties and Repairs. Any repairs, whether under warranty or not, shall be performed by Supplier designated repair facilities. HSI shall in each instance contact Supplier with regards to any contemplated repair, whether under warranty or not. Supplier shall only be responsible for bearing the cost of repairs covered under Supplier’s two year warranty to the end user (provided the Product has not been subject to abuse).

11.	Termination.

11.1     A party may terminate this Agreement, effective immediately upon delivery to the other party of written notice to such effect, in any of the following circumstances:

(i) the other party dissolves, ceases doing business, or sells or transfers all or substantially all of its assets;

(ii) the other party (A) makes an assignment for the benefit of its creditors, (B) institutes a proceeding as a debtor under any law relating to insolvency or bankruptcy, (C) fails to have discharged within 30 days any involuntary proceedings brought against it under any insolvency or bankruptcy law, (D) becomes insolvent or (E) generally does not pay its debts as they become due;

(iii) the other party (A) commits theft or embezzlement or obtains funds or property under false pretenses, (B) commits a material act of malfeasance, dishonesty, breach of trust or other similar act against that party or its employees, customers or suppliers or (C) is convicted of a felony or serious misdemeanor;

(iv) the other party fails to remedy any material breach or default in performance of the terms of this Agreement within 30 days after its receipt of a written notice of such material breach or default; or

(v) the other party is nationalized or temporarily requisitioned by any government authority for whatever reason.

11.2     Supplier shall honor all orders for Product that HSI placed prior to the effective date of termination. Termination shall not affect the rights or obligations of either party accrued as of the effective date of such termination or that may arise subsequently with respect to transactions initiated or completed prior to the effective date of such termination. The confidentiality and indemnification provisions of this Agreement shall survive the expiration or termination of this Agreement.

11.3     Within 90 days of the termination or expiration of the Term of this Agreement for any reason, HSI shall have the right to return all unused and undamaged Product remaining in its inventory to Supplier for a full refund upon issuance by HSI of a written notice of return specifying the quantity of Product being returned and a description of the relevant Product being returned (the period from the date of termination or expiration of the Term of this Agreement until the 90th day after the termination or expiration of the Term of this Agreement is referred to herein as the “Post Term Period”). From and after the end of the Post Term Period, HSI shall not sell or otherwise distribute any Products without the prior written consent of Supplier.

12.	Treatment of Confidential Information.

12.1     Neither party will use (except to undertake the activities contemplated by this Agreement), publish or otherwise disclose any information related to the other party that is acquired by such party in connection with the performance of this Agreement unless required by law, regulation or legal process. During the Term and for a period of two years thereafter, neither party will disclose, reveal or use any Confidential Information concerning the other party or its respective clients, affiliates or business partners without the prior written consent of the disclosing party; provided, however, that the confidentiality obligations hereunder shall survive indefinitely with respect to, if applicable, customer lists and customer identifying data of Supplier and HSI.

12.2      “Confidential Information” means all data and information of any type or form (whether visual, written, oral, electronic, photographic or otherwise) of a proprietary or confidential nature and not generally known to the public that is disclosed (either intentionally or unintentionally) by a party hereto or one of its affiliates or representatives to the other party hereto or one of its affiliates or representatives, regardless of whether such information is marked or indicated as being confidential. Confidential Information includes, but is not limited to, all information of a financial, business, marketing, organizational, legal or technological nature, including patents, copyrights, proprietary software, computer algorithms, trade secrets, inventions and other intellectual property, financial statements and other financial data, customer and supplier lists, marketing plans, sales projections and forecasts, cost information, product designs, engineering and technical data, models, prototypes and other information relating to business practices, current and future acquisitions, research and development, manufacturing, production, operations and the like. Confidential Information also includes information of or relating to third parties that is disclosed by the disclosing party to the receiving party. Confidential Information shall not, however, include any information that, as shown by competent proof, (i) is publicly known or generally available in the public domain prior to the time of disclosure by the disclosing party to the receiving party, (ii) becomes publicly known or generally available in the public domain after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party, (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s written records existing immediately prior to the time of such disclosure, (iv) is obtained by the receiving party from a third party that may lawfully disclose such information without breaching any obligation of confidentiality applicable to such third party or (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by the receiving party’s independent contemporaneous written records.

12.3     All Confidential Information provided hereunder will be and remain the property of the disclosing party and will be promptly returned to the disclosing party or destroyed upon the disclosing party’s written request.

13.	Other Matters.

13.1     Access. During the Term and Post-Term Period, Supplier agrees to make all of its facilities and records related to its performance of this Agreement available for inspection by HSI (or its duly appointed agents or representatives), at HSI's cost and expense, during regular business hours upon reasonable prior written notice; provided that there shall be no more than one inspection per twelve month period during the Term or Post-Term Period.

13.2     Continuing Guaranty. Supplier is subject to, and Milestone hereby guarantees Supplier’s performance of its obligations under, the terms of the Continuing Guaranty and Indemnification dated April 7, 2015, which is attached hereto for reference as Exhibit C (the “CG&I”), which CG&I shall survive termination or expiration of this Agreement. In the event of a conflict between the terms and conditions set forth in this Agreement and the terms and conditions set forth in the CG&I, the terms and conditions set forth in the CG&I shall control. Supplier agrees that HSI shall be permitted to pass through to its customer all product warranties.

13.3     Anti-Bribery Compliance. Each of the parties hereto shall comply fully with the requirements of any applicable laws, regulations, and administrative requirements prohibiting bribery and corruption (“Anti-Corruption Laws”). Each of the parties hereto shall refrain from taking any action which would cause the other party to be in violation of any law of any jurisdiction. No principal of either party has been, is, or will become during the Term (i) an official or employee of a governmental entity or political party, or (ii) a candidate for political office. Neither of the parties hereto shall directly or indirectly pay, offer, promise, give, or authorize to pay, offer, or give money or anything of value to any employee or official of a government or department thereof, political party or candidate for political office, to any employees or officials of public international organizations, or to any employees of enterprises or companies owned or controlled by a government, or to any other person while being aware of or having a belief that such money or item of value will be passed on to one of the above, to influence any act or decision by such person or by any governmental body for the purpose of obtaining, retaining or directing business to Supplier or HSI or to otherwise obtain an improper advantage for Supplier or HSI. Neither party hereto will undertake any action that may cause the other party to be in violation of the Anti-Corruption Laws. Each of the parties hereto represents and certifies that it has not been convicted of or pleaded guilty to a criminal offense, including one involving fraud, corruption, or moral turpitude, that it is not now, to the best of its knowledge, the subject of any government investigation for such offenses, and that it is not now listed by any government agency as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government programs. Each party hereto agrees to maintain all books and records pertaining to such party’s business for a period of 24 months following the termination or expiration of the Term of this Agreement.

13.4     Compliance with Law. Each of the parties hereto agrees that it and its directors, officers, employees and agents shall comply with all applicable laws, regulations, ordinances, decisions, and other assurances having the effect of law in the Territory regarding the relationships and transactions contemplated by this Agreement, including the importation, storage, warehousing, advertising, marketing and other aspects of selling and distributing the Products. Further, Supplier shall, as soon as possible following its notice thereof, advise HSI of any change in manufacturing, sale, packaging, labeling or other legal requirements with respect to the sale and distribution of the Products in the Territory. Compliance with the law shall include without limitation the Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, et seq.) , US Export Controls, and the Physician's Payments Act (42 USC 1320 et. seq,). Each party hereto shall be responsible for any reports filed or compliance activities due with regards to its respective activities under this Agreement.

13.5     Quality Chart. HSI and Supplier agree to comply with the terms of the Quality Chart set forth on Exhibit D, which among other things, defines the parties’ respective responsibilities as to the quality aspects of manufacturing, release and post-market surveillance of the Products. In the event of a conflict between the terms and conditions set forth in this Agreement and the terms and conditions set forth on Exhibit D, the terms and conditions set forth on Exhibit D shall control

13.6     LIMITATION OF LIABILITY. EXCEPT IN CONNECTION WITH A PARTY’S WILFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS AND LOSS OF GOODWILL, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT (OR ANY DUTY OF COMMON LAW, AND WHETHER OR NOT OCCASIONED BY THE NEGLIGENCE OF A PARTY OR ITS AFFILIATES), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT NOTHING IN THIS SECTION IS INTENDED TO, OR DOES, LIMIT (A) THE INDEMNIFICATION OR CONFIDENTIALITY RIGHTS OR OBLIGATIONS OF EITHER PARTY SET FORTH HEREIN OR (B) EITHER PARTY’S RIGHT TO CLAIM DIRECT DAMAGES FROM THE OTHER PARTY.

13.7     Notices. Except as otherwise provided, all notices given under this Agreement shall be in writing and shall be deemed to have been duly given upon receipt if delivered by hand or facsimile transmission with receipt confirmed, three days after mailing by certified or registered mail, and one day after sending by overnight courier, to the parties’ respective address indicated on the signature page of this Agreement or such other address as a party specifies in writing to the other party. All notices given to HSI under this Agreement shall be sent with a copy to Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747, Attn: General Counsel, Fax (631) 843-5660 and all notices given to Supplier under this Agreement shall be sent with a copy (which shall not constitute notice) to Martin Siegel, Esq., 437 Madison Avenue, New York, NY 1002, Fax (212) 754-0330.

13.8     No Joint Venture. Nothing in this Agreement shall be construed to create, constitute, give effect to or otherwise imply a joint venture, partnership, agency or employment relationship of any kind between the parties.

13.9     Compliance with Government Contracting Requirements. Supplier and HSI will work together in good faith to identify mutually beneficial opportunities (as determined in HSI’s sole discretion) to utilize the services of minority-owned businesses in connection with HSI’s pursuit of federal, state and local government contracts.

Supplier shall comply with laws, regulations and orders related to government contracting, including without limitation with respect to minority owned and disadvantaged businesses (including pursuant to 48 CFR Sections 52.219-8 and 52.219-9), and equal employment opportunity and affirmative action. Supplier and any Supplier representative performing this Agreement have not been debarred, suspended or excluded, and are not subject to any proposed debarment, suspension or exclusion, from participation in the Medicare or Medicaid programs or any other government program, and have not been convicted of, or have charges pending regarding, any offenses which may lead to such debarment, suspension or exclusion.  Supplier shall promptly inform HSI if it becomes aware that the provisions of this paragraph become inaccurate in a material way during the term.

13.10     Affirmative Action and Nondiscriminatory Obligations by U.S. Federal Contractors and Subcontractors. The following provisions are applicable to this Agreement and must be included in any subcontracts awarded involving this Agreement if products or services under this Agreement are sold to the U.S. federal government.

This contractor and subcontractor shall abide by the requirements of 41 CFR Sections 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status or disability.

Notice of Employee Rights Under Federal Labor Laws. The parties incorporate into this Agreement, as applicable, the obligations regarding the notice of employee rights under federal labor laws found at 29 CFR Part 471, Appendix A to Subpart A, and will incorporate those obligations into all applicable subcontracts as required by 29 CFR Part 471. For contracts of $100,000 or more, the contractor and subcontractor must file VETS-100A reports by September 30 of each year, or any applicable extension deadline that U.S. Department of Labor Veterans’ Employment and Training Service (VETS) announces. (41 CFR Part 61-300)

13.11     Trademarks. Solely in the Territory (it being understood that HSI is permitted to use Supplier’s trademarks for purposes of promotion and marketing in its catalog (both in print and online) and on its website) and during the Term and Post-Term Period, Supplier grants to HSI a limited, non-exclusive, non-assignable, non sublicensable right and license to use Supplier’s trademarks relating to the Products in connection with HSI's marketing of the Products. All use of Supplier's trademarks shall inure exclusively to the benefit of Supplier, and HSI, by virtue of this Agreement and/or its activities shall acquire no interest in or to any of Supplier’s trademarks, which as between HSI and Supplier, are, and shall remain, the sole property of the Supplier.

13.12     Assignment. This Agreement may not be assigned by either party without the other party’s prior written consent.

13.13     Governing Law. This Agreement shall be governed by the laws of the State of New York, without reference to conflict of laws principles. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled by arbitration administered by the American Arbitration Association in accordance with the provision of tis Arbitration Rules (the “Arbitration”). The Arbitration shall be held in New York County, New York. The number of arbitrators shall be three. Each of HSI and Supplier shall appoint one arbitrator, and the party-appointed arbitrators shall, in consultation with HSI and Supplier, choose a third arbitrator to who shall serve as the chairman. Judgment on any award resulting from the Arbitration may be entered in any court having jurisdiction.

13.14     Remedies. Due to the fact that the disclosing party might not be adequately compensated by money damages in the event of the receiving party’s breach of any of the confidentiality provisions of this Agreement, the disclosing party may, in addition to any other right or available remedy, see an injunction or other equitable relief restraining such breach or any threatened breach and to specific performance of this agreement.

13.15     Entire Agreement; Amendments. This Agreement, including the exhibits and schedules attached hereto, each of which is incorporated herein by reference in its entirety, constitute the entire agreement between Supplier and HSI. All prior or contemporaneous agreements, proposals, understandings and communications between or involving Supplier and HSI, whether oral or written, are superseded by this Agreement. The terms contained in this Agreement shall supersede any conflicting terms contained in any purchase order, invoice or other document used or submitted by either party in connection with the purchase of Products covered by this Agreement. This Agreement may not be amended, nor any obligation waived, except by a writing signed by both Supplier and HSI.

13.16     No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13.17     Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining unaffected terms, shall remain in full force and effect as if such invalid or unenforceable term had never been included.

13.18     No Publicity. Neither party shall originate any publicity, press releases or other public announcement relating to any relationship between the parties, this Agreement or the performance hereof without the other party’s prior written consent; provided, however, that either party may, without such consent, make any press release or other public announcement as required by law.

13.19     Section Headings. The headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

13.20     Signatures. This Agreement may be executed in any number of counterparts, each of which is deemed an original but all of which constitute the same instrument. This Agreement may be executed by the exchange of faxed executed copies, certified electronic signatures or copies delivered by electronic mail in Adobe Portable Document Format or similar format, and any signature transmitted by such means for the purpose of executing this Agreement is deemed an original signature for purposes of this Agreement.

[remainder of page intentionally left blank;

signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Exclusive Distribution and Supply Agreement to be executed as of the date first written above by their respective duly authorized representatives.

Henry Schein, Inc.			Wand Dental, Inc.

By:	/s/ John P. Boresi		By:	/s/ Joseph D’Agostino
	Name:	John P. Boresi		Name:	Joseph D’Agostino
	Title:	V.P. & G.M., N.A. Exclusives		Title:	Chief Financial Officer

Address for Notices:		Address for Notices:
135 Duryea Rd.		220 South Orange Avenue
Melville, NY 11747		Livingston, New Jersey 07039

Fax:	631-843-5660	Fax:	973-535-2829

Attn:	General Counsel	Attn:	Chief Executive Officer

Milestone Scientific, Inc., solely for the purposes of

Section 1.1(b) and Section 13.2

By:	/s/ Joseph D’Agostino
	Name:	Joseph D’Agostino
	Title	Chief Financial Officer

Address for Notices:

220 South Orange Avenue

Livingston, New Jersey 07039

Fax Number: (973) 535-2829

Attention:   Chief Executive Officer

EXHIBIT A

[Intentionally omitted]

EXHIBIT B

MINIMUM ANNUAL PURCHASE TARGET

Applicable Period	Minimum Annual Purchase Target*
January 1, 2016 – December 31, 2016 (“Year 1”)	NONE
January 1, 2017 – December 31, 2017 (“Year 2”)	NONE
January 1, 2018 – December 31, 2018 (“Year 3”)	$2,750,000
January 1, 2019 – December 31, 2019 (“Year 4”)	$2,850,000
January 1, 2020 – December 31, 2020 (“Year 5”)	$2,950,000
January 1, 2021 – December 31, 2021 (“Year 6”)	$3,050,000
January 1, 2022 – December 31, 2022 (“Year 7”)	$3,160,000
January 1, 2023 – December 31, 2023 (“Year 8”)	$3,270,000
January 1, 2024 – December 31, 2024 (“Year 9”)	$3,380,000
January 1, 2025 - December 31, 2025 (“Year 10”)	$3,500,000
Each calendar year after December 31, 2025	The product of (i) the prior year’s Minimum Annual Purchase Target multiplied by (ii) 1.035

*Subject to adjustment as provided below.

Notwithstanding the foregoing, if in Year 3 or in any applicable calendar year occurring thereafter during the Term, HSI sells to its end user customers a dollar amount of STA Handpieces (such dollar amount value to be calculated based on the purchase price HSI purchased the Product from Supplier and not the purchase price paid to HSI by the end user customer) that is equal to or greater than the dollar amount of the Minimum Annual Purchase Target for such applicable calendar year, the Minimum Annual Purchase Target for the immediately following subsequent calendar year (the “First Adjusted Year”) shall be increased by an amount equal to $200,000 and the Minimum Annual Purchase Target for each subsequent calendar year after the First Adjusted Year shall equal the sum of (A) the product of (i) the prior year’s Minimum Annual Purchase Target (after giving effect to any adjustments) multiplied by (ii) 1.035 plus (B) $200,000.

EXHIBIT C

EXHIBIT C

HENRY SCHEIN INC.

Page 9 of 11

CONTINUING GUARANTY AND INDEMNIFICATION

_Wand Dental, Inc. on behalf of itself and its affiliates (collectively referred to as "SUPPLIER") hereby guarantees that each article constituting or being part of any shipment or delivery now or hereafter made by Supplier or its authorized distributor(s) (including any drop shipments or deliveries made to HSI's customers) (collectively, the "Products") to Henry Schein, Inc. or any affiliate thereof (collectively, "HSI") will: (i) at the time of each shipment or delivery be in compliance with all applicable federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) (hereinafter referred to as "Legal Requirements"), in each region in which HSI will distribute the Products; (ii) not be adulterated or misbranded within the meaning of the U.S Federal Food, Drug and Cosmetic Act (the "Act"), or within the meaning of any Legal Requirements and (iii) not be an article which may be prohibited from being introduced into interstate commerce under the provisions of Sections 405, 505 or 512 of the Act. SUPPLIER hereby guarantees that it has proper legal title to the PRODUCTS and that the PRODUCTS are merchantable and fit for their intended purpose.

SUPPLIER shall indemnify and hold HSI harmless for and against any and all liabilities, losses, damages (including, actual, punitive and exemplary damages), claims, costs and expenses, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) suffered or incurred by HSI arising or resulting from:

i. any claim of trademark, trade dress, trade secret, copyright, patent or other intellectual property infringement arising out of HSI's distribution of the PRODUCTS (except where HSI has supplied the trademark which is the basis for the claim);

ii. any product liability claim;

iii. any breach by SUPPLIER of any obligation to HSI, including those contained in related agreements in respect of distribution, if any;

iv. any negligent or willful action or omission of SUPPLIER or any of its agents, employees, representatives, successors or assigns in connection with the manufacture, development, sale, distribution, storage or dispensing of the PRODUCTS; or

v. any action for the recall or seizure of the PRODUCTS.

SUPPLIER agrees to maintain comprehensive "occurrence" general liability insurance, including "occurrence" product liability, contractual liability insurance and advertising injury coverage, with minimum limits of liability of $3,000,000 and to deliver to HSI a certificate thereof with HSI named as an additional insured thereon. Such insurance must insure against all products contemplated under this Agreement. Insurance coverage must be procured from an insurance company bearing an AM Best Rating of no less than B+ or a S&P Rating of no less than BBB.

SUPPLIER will provide notice to HSI of any regulatory action related to its operations and SUPPLIER shall be responsible, if required by Legal Requirements, for notifying the appropriate federal, state and local authorities of any customer complaints or other occurrences regarding the PRODUCTS, evaluating all complaints and responding to HSI in writing on the resolution of any complaints from HSI for its customers. SUPPLIER shall comply with all applicable Legal Requirements, including making filings with appropriate federal and state authorities and disclosing reportable transactions with practitioners and other relevant parties with respect to any marketing or promotion of its PRODUCTS whether directly or on its behalf.

If SUPPLIER private labels, co-brands or enters into an exclusive distribution arrangement with HSI for any PRODUCT, SUPPLIER agrees: (a) to make no changes in the PRODUCT, labeling or packaging, manufacturing site or country of origin of the PRODUCT without HSI's prior written approval; and (b) to allow representatives of HSI to enter and inspect SUPPLIER'S facilities (and any of its PRODUCT contractor manufacturer facilities) during normal business hours and, upon reasonable request, to supply HSI with proper documentation for HSI to determine SUPPLIER's (and its relevant contract manufacturers') adherence to quality assurance and regulatory compliance standards provided that HSI will not be permitted to carry out any such audit or inspection more than once in any 12 month period. If such approved PRODUCT changes are made, SUPPLIER shall provide adequate explanation of the changes, make all required filing with government agencies/competent authorities and any required packaging or literature changes, and pay all costs associated with such changes.

This Agreement shall be continuing and shall be binding upon SUPPLIER and his or its successors and assigns and shall inure to the benefit of HSI, its successors and assigns and to the benefit of its officers, directors, agents and employees. This Agreement shall supercede any and all prior agreements or understandings between HSI and SUPPLIER regarding the subject matter hereof. SUPPLIER shall not provide any compensation or other benefit to HSI's employees without the prior written consent of HSI and agrees to promptly disclose any financial relationships between SUPPLIER and any HSI employee which may give rise to a conflict of interest between such employee and HSI. No right, express or implied, is granted to SUPPLIER hereunder to use in any manner any name, trade name, trademark or service mark of HSI. This Agreement contains proprietary information and may not be disclosed without prior written approval from HSI. Any amendments or modifications to this Agreement must be in writing and executed by authorized representatives of both parties. This Agreement shall be governed by the laws of the State of New York. This Agreement shall cover all PRODUCTS and shall survive the termination of any distribution agreement or arrangement between SUPPLIER and HSI, including with respect to any PRODUCT sales occurring after such termination.

Dated: 4/7/15

SUPPLIER NAME

By: Wand Dental, Inc. [signature] - CFO

Title: CFO

(Must be an officer of the company)

CG&I Stand Alone 10/4/12

Exhibit D

Quality Chart

1.	Compliance Requirements / GMP
	Supplier	HSI	Not Applicable	Responsibility
1.1	☒	☒	☐	Implement procedures and/or documented training to meet obligations under this Agreement.
1.2	☒	☒	☐	Follow applicable current Good Manufacturing Practices (cGMPs) for manufacturing activities and Good Distribution Practices for any distribution activities.
1.3	☒	☐	☐	Manufacture, test, package, store, and ship the Product and materials in an environment meeting the applicable GMP regulations and in adherence to applicable regulatory submissions.
1.4	☒	☒	☐	Operate in compliance with applicable environmental, occupational health and safety laws and regulations to state/federal level.
1.5	☒	☒	☐	Maintain a quality unit that is independent of production that fulfills both quality assurance and quality control responsibilities.
1.6	☒	☒	☐	Notify the other party of name change, corporate reorganization, consolidation, merger or acquisition or sale of the party’s company.
1.7	☒	☐	☐	Where applicable, provide Certificate of Compliance (CoC) / Certificate of Analysis (CoA) or sterility confirmation documentation per batch/lot upon request.
1.8	☒	☐	☐

Provide written notification to HSI, as soon as feasible in advance of implementation, of any change to product packaging, label components, composition, or manufacturing site or country of origin. Note: HSI requires advance notice to assess impact of change to prevent interruption in commercialization.

2.	Quality Management System
	Supplier	HSI	Not Applicable	Responsibility
2.1	☒	☒	☐	Quality Management System which meets and is in adherence with applicable regulatory requirements and industry practices for regions where the product is produced and sold.

Exhibit D—Page 1

3.	Validation
	Supplier	HSI	Not Applicable	Responsibility
3.1	☒	☐	☐

Determine according to Product lifecycle and guidance documents when qualifications/validations are required for cGMP compliance (examples but not limited to cleaning, process, packaging and sterilization validations, ICH stability studies, container closure studies).

4.	Trade Compliance
	Supplier	HSI	Not Applicable	Responsibility
4.1	☒	☐	☐

Supplier will ensure that for trade compliance purposes, its facility licenses and registrations and the specific product approvals, registrations and information (e.g., in the U.S., NDA, ANDA, Medical Device number, FDA Product Code and any applicable 510K number’s, as well as any FDA establishment registration #’s and product listings) are valid and current with the respective competent authorities.

4.2	☒	☐	☐	Responsible as the initial importer/importer of record.

5.	Product Quality Complaints for all Henry Schein Labeled Products
	Supplier	HSI	Not Applicable	Responsibility
5.1	☐	☒	☐

HSI to maintain a complete record of customer product quality complaints which are forwarded to Supplier for investigation. HSI to provide Supplier any requested information and samples when applicable within 48 hours in case of an adverse reaction and within one week for all other type of complaints.

5.2	☒	☐	☐

Supplier to complete a complaint investigation and to provide HSI a written response within thirty (30) days of receipt of the initial complaint. Supplemental information received that materially changes the initial complaint investigation shall be forwarded to HSI within thirty (30) days of receipt of the supplemental information.

5.3	☒	☒	☐	In case of adverse reaction or reportable incident, information will be provided upon request within two (2) weeks of the receipt of the request.

Exhibit D—Page 2

6.	Adverse Reactions/Incidents for all Henry Schein / Supplier Labeled Products
	Supplier	HSI	Not Applicable	Responsibility
6.1	☐	☒	☐

HSI to maintain a complete record of customer adverse reactions which are forwarded to the Supplier for investigation, and to provide to the Supplier any requested information and samples when applicable within 48 hours.

6.2	☒	☐	☐

Supplier to complete an incident investigation and to provide the HSI a written response within thirty (30) days of receipt of the initial complaint. Supplemental information received that materially changes the initial complaint investigation shall be forwarded to HSI within thirty (30) days of receipt of the supplemental information.

6.3	☒	☒	☐	Applicable information will be provided upon request.
6.4	☒	☐	☐	Submit to applicable regulatory agencies documentation in case of adverse reaction or reportable incident.

7.	Recall
	Supplier	HSI	Not Applicable	Responsibility
7.1	☒	☐	☐	Supplier to inform HSI within one (1) business day of any matter which may result in the need for a recall, stock recovery or market withdrawal.
7.2	☒	☐	☐

Supplier to confirm in writing to HSI within two (2) business days any matter which may result in the need for a recall, stock recovery or market withdrawal as well as provide an outlined strategy for the planned action.

7.3	☒	☒	☐	Parties will provide requested information which will assist in the processing of the recall/stock recovery/market withdrawal or audits.
7.4	☒	☒	☐	Maintain distribution records that permit complete and rapid recall of the product on the market.
7.5	☒	☐	☐	Development of the recall strategy that applies to the specific circumstances of the particular recall, including health hazard evaluation and CAPA.
7.6	☒	☐	☐	Provide written recall communication to HSI within six business days of its knowledge of the recall.
7.7	☐	☒	☐	Processing of recall communications as per applicable regulations and Supplier instructions related to the product category and the market within ten days of its knowledge of the recall.
7.8	☒	☒	☐	Recall effectiveness / reconciliation status reports to be provided upon request.
7.9	☐	☒	☐	If applicable, in the EU, notifications and follow up to regulatory agencies as required.
7.10	☒	☐	☐	If applicable, outside the EU, notifications and follow up to regulatory agencies as required.
7.11	☒	☒	☐	Inform the other when requirements for recall closure have been meet, to be provided upon request.

Exhibit D—Page 3

8.	Licensure
	Supplier	HSI	Not Applicable	Responsibility
8.1	☒	☒	☐

Where applicable, to maintain valid product licenses for medical devices, cosmetics, biocides, natural health products, radiation devices, human or animal tissue, feed and drug products as per applicable regulations. Provide copy of the regulatory agency’s approval/acceptance letter upon request.

8.2	☒	☐	☐

Where applicable, Supplier to maintain valid facility licenses as per medical device, cosmetics, biocides, natural health products, radiation devices, human or animal tissue, feed and drug products as per applicable regulations. To be provided upon request.

9.	Audit
	Supplier	HSI	Not Applicable	Responsibility
9.1	☐	☒	☐

HSI and its notified body has the right to audit Supplier’s facilities and systems and review documents as they relate to the manufacture of Product. Such inspections and document review shall be conducted at a reasonable time, date and for a reasonable duration.

9.2	☒	☒	☐

Retains the right to conduct reasonable “for cause” audits. Specific goals/scope of the audit, proposed dates and names of the auditors will be agreed upon mutually by the HSI and the Supplier, which agreement shall not be unreasonably withheld.

Exhibit D—Page 4

10.	Regulatory Inspections and Exchanges
	Supplier	HSI	Not Applicable	Responsibility
10.1	☒	☐	☐

Notify HSI within ten (10) business days of the receipt of a regulatory authority inspection report, deficiency letter or written regulatory compliance observation, which contains any significant adverse findings that relate to the Product or the facilities used to produce, test, warehouse or distribute the Product sold to HSI. A significant adverse finding is herein defined as the following: conditions, practices, or processes that adversely affect or may potentially adversely affect product or service quality and/or the rights, safety or well-being of subjects/patients and/or the quality and integrity of data, documentation, or other materials or information addressed in the inspection.

11.	Product Handling and Transportation
	Supplier	HSI	Not Applicable	Responsibility
11.1	☒	☒	☐

Where applicable, to ship product in a manner that does not risk overexposure to temperatures outside of their recommended shipping condition and permitted excursions. Transportation process and containers should prevent damage and must maintain the product integrity and quality during shipping.

12.	Return Condition
	Supplier	HSI	Not Applicable	Responsibility
12.1	☒	☐	☐	Supplier to provide to HSI, its returns policy and any forms to be completed for authorization number.

13.	Documentation and Records
	Supplier	HSI	Not Applicable	Responsibility
13.1	☒	☒	☐

Have a controlled system to initiate, review, revise, approve, obsolete and archive all cGMP documentation. At a minimum, all production, control, and distribution records should be retained for at least one (1) year after the expiry date of the batch/lot, or for any longer applicable regulatory requirement.

13.2	☒	☒	☐	Maintain a document control system for cGMP.
13.3	☒	☒	☐	Maintain distribution records as per regulatory requirements.

Exhibit D—Page 5